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EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the registration statement (Form S-3) and related prospectus of Tularik Inc. for the registration of its shares of common stock and debt securities with a maximum aggregate offering price of $250,000,000 and to the incorporation by reference therein of our report dated February 8, 2001 with respect to the consolidated financial statements of Tularik Inc. included in its annual report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
August 9, 2001

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS